Exhibit 99.1
Investor and Media Contact:
Michelle Edwards, Investor Relations
medwards@oxigene.com
650-635-7006
OXiGENE Reports Year-End 2008 Cash, Cash Equivalents and Marketable
Securities Balance and Provides Corporate Update and Outlook for 2009
WALTHAM, MA — February 26, 2009 — OXiGENE, Inc. (NASDAQ: OXGN, XSSE: OXGN), a clinical-stage, biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases, reported cash, cash equivalents and marketable securities balances for the year ending December 31, 2008. The Company also provided an update on recent clinical and corporate progress and outlook for 2009.
Cash, Cash Equivalents and Marketable Securities
OXiGENE reported cash, cash equivalents and marketable securities on December 31, 2008 of approximately $33.6 million, including investments held by Symphony ViDA, Inc. of $14.7 million compared with approximately $28.4 million on December 31, 2007.
The Company anticipates reporting full quarter and year-end 2008 results prior to or in conjunction with the filing of its Form 10-K, which it plans to file by March 31, 2009, pending completion of its review of the non-cash accounting treatment for (i) the warrants to purchase 11,281,877 shares of OXiGENE common stock which were issued to Symphony Capital on October 17, 2008 and subsequently exercised in full at the price of $1.11 per share by Symphony Capital in December 2008 following shareholder approval of the transaction; and (ii) the additional potential issuances of equity to Symphony under the transaction agreements previously filed with the Securities and Exchange Commission. No additional issuance of shares or equity to Symphony is contemplated at the present time.
Corporate Update
“In 2008, OXiGENE made significant strides in its clinical development programs, organizational development and business initiatives. We advanced our clinical programs, strengthened our leadership position in the vascular disrupting agent field, completed an important strategic collaboration with Symphony Capital, established an experienced drug development team and achieved major corporate objectives,” said John A. Kollins, OXiGENE’s Chief Executive Officer.
Mr. Kollins continued: “As we move into 2009, all of our drug development programs are on track. Our multi-national, pivotal clinical trial of ZYBRESTAT in anaplastic thyroid cancer, the FACT trial, is enrolling on target, as is our randomized, controlled Phase 2 trial in non-small cell lung cancer, the FALCON trial. Our Phase 2 trial of ZYBRESTAT in platinum-resistant ovarian cancer, for which we recently reported positive interim data, is fully enrolled, with final results anticipated mid-2009. An expert
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4Q, YE 2008 OXGN Results
February 26, 2009

advisory panel has strongly recommended that we conduct a randomized, controlled clinical trial designed to potentially support registration in ovarian cancer, and we are in the process of developing further protocols and plans for ZYBRESTAT in this indication.”
Mr. Kollins added: “The strategic partnership we established with Symphony Capital last quarter is off to a strong start, enabling us to accelerate initiation of preclinical studies and clinical trials of our second-generation VDA, OXi4503, and of ZYBRESTAT for ophthalmology. We believe that OXiGENE is in a strong position in 2009 to build upon the momentum we’ve established in our business, execute according to plan and continue to enhance the value of our therapeutic assets.”
Fourth Quarter 2008 and Recent Highlights
Oncology
•	In October 2008, OXiGENE announced interim data from the ongoing Phase 2 clinical trial of ZYBRESTAT in patients with platinum-resistant ovarian cancer showing that 10 of 34 evaluable patients achieved a partial response as measured by tumor imaging (RECIST) and/or ovarian cancer biomarker (CA-125) criteria. An additional unconfirmed partial response was observed in a patient lost to follow-up, and stable disease responses were observed in an additional nine patients. The combination regimen of ZYBRESTAT and chemotherapy appeared to be well-tolerated.

•	In December 2008, an ovarian cancer expert panel reviewed OXiGENE’s Phase 2 and other data and unanimously recommended initiation of a randomized, controlled clinical trial in ovarian cancer designed to potentially support registration. Based on these recommendations, and pending final data from the ongoing Phase 2 trial, the Company plans to continue development of ZYBRESTAT for ovarian cancer. In addition, the Company is evaluating potential options for conducting additional trials in ovarian cancer in collaboration with a cooperative oncology study group, Gynecological Oncology Group (GOG), that has formally recommended that OXiGENE perform further trials in ovarian cancer and expressed interest in conducting trials with ZYBRESTAT, in combination with other therapeutics in ovarian cancer.
Ophthalmology
•	In January 2008, the Company reviewed positive results from a preclinical study with ZYBRESTAT delivered intravenously and topically that indicated that target tissue levels achieved with topical-route dosing were comparable to or greater than those achieved with systemic-route dosing, indicating that topical-route administration of ZYBRESTAT should be feasible.
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Business Highlights
•	In October 2008, OXiGENE announced a strategic partnership with Symphony Capital that will provide OXiGENE with up to $40 million to further advance its pipeline of VDA product candidates for cancer and eye disease. Symphony provided initial funding of $15 million to Symphony ViDA, Inc., a newly-created company that was established to accelerate the development of the OXi4503 and ZYBRESTAT for ophthalmology programs, and has committed to provide up to $10 million of additional funding. OXiGENE has an exclusive option, but not the obligation, to purchase the assets of Symphony ViDA for a price equal to twice the amount of capital actually contributed by Symphony to Symphony ViDA. Symphony has also invested $15 million directly in OXiGENE to be used for general corporate purposes, including for the development of ZYBRESTAT in oncology.
•	In October 2008, John A. Kollins was appointed OXiGENE’s Chief Executive Officer and a member of our Board of Directors.
Financial Outlook for 2009
Statements concerning OXiGENE’s financial outlook for 2009 are forward-looking and are based on current expectations. These statements do not include the impact of potential new business collaborations, equity offerings or other transactions that may be entered into after February 26, 2009.
OXiGENE expects cash utilization from operations for fiscal 2009 to range from $26 million to $34 million, which reflects an increase in activity in all programs. Consistent with the Company’s ongoing commitment to fiscal responsibility and to maximize cash resources available for ongoing drug development programs, OXiGENE’s management and staff have elected to forgo cash bonuses and merit-based salary increases at the present time.
Anticipated Milestones for 2009
Oncology
•	The Company anticipates that the continuation of the current rate of enrollment into the FACT clinical trial would support achievement of the trial’s enrollment goal, leading to an interim analysis in the first half of 2010, with completion of trial enrollment by year-end 2010.
•	In the first half of 2009, the Company expects to report final results from the Phase 2 clinical trial of ZYBRESTAT in patients with platinum-resistant ovarian cancer at the annual meeting of the American Society of Clinical Oncology (ASCO). Based on data collected to date and expert recommendations, OXiGENE plans to pursue further development of ZYBRESTAT in ovarian cancer.
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4Q, YE 2008 OXGN Results
February 26, 2009

•	In the first half of 2009, the Company plans to initiate a Phase 1b clinical trial of OXi4503 in patients with hepatic tumors.
•	The Company expects to present preclinical data on OXi4503 in acute myeloid leukemia (AML) at the April 2009 annual meeting of the American Association of Cancer Research (AACR). The Company believes that these data, combined with additional preclinical data to be presented by collaborators in the second half of 2009, support clinical evaluation of OXi4503 in hematological malignancies.
•	Consistent with the above preclinical findings, the Company is formulating a development strategy and anticipates initiating a Phase 1b clinical trial of OXi4503 in AML in the third quarter of 2009.
•	In the first half of 2009, the Company anticipates completion of enrollment in the ongoing Cancer Research United Kingdom sponsored Phase 1 clinical trial of OXi4503 in patients with advanced solid tumors, with final data from this trial expected to be reported by year-end.
•	In the second half of 2009, the Company expects to report interim data from the Phase 2 FALCON clinical trial of ZYBRESTAT in patients with non-small cell lung cancer, with final data expected to be reported in 2010.
Ophthalmology (ZYBRESTAT)
•	In the first half of 2009, the Company expects to initiate a single-dose, Phase 2, randomized, double-masked, placebo-controlled clinical proof-of-mechanism trial of ZYBRESTAT for ophthalmology, administered intravenously, in a choroidal neovascularization indication.
•	In parallel, the Company is undertaking a preclinical study program designed to support clinical development with topical-route ZYBRESTAT.
•	Subject to positive results of the above studies, the Company anticipates it will be in a position to conduct initial clinical trials with topical-route ZYBRESTAT in a target choroidal neovascularization indication.
Conference Call Today
Members of OXiGENE’s management team will host a conference call and webcast to provide a corporate update and outlook for 2009 today at 4:30 p.m. EST (1:30 p.m. PST). To listen to a live or an archived version of the audio webcast, please log on to the Company’s website, www.oxigene.com. Under the “Investors” tab, select the link to “Events and Presentations.”
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February 26, 2009

OXiGENE’s conference call can also be heard live by dialing (877) 856-1965 in the United States and Canada, and (719) 325-4798 for international callers, five minutes prior to the beginning of the call. A replay will be available starting at 7:30 p.m. EST, (4:30 p.m. PST) on February 26, 2008 and ending at 7:30 p.m. EST (4:30 p.m. PST) on Thursday, March 5, 2009. To access the replay, please dial (888) 203-1112 if calling from the United States or Canada, or (719) 457-0820 from international locations. Please refer to replay pass code 2203249.
About ZYBRESTAT (fosbretabulin)
ZYBRESTAT is currently being evaluated in a pivotal registration clinical trial in anaplastic thyroid cancer (ATC) under a Special Protocol Assessment agreement with the U.S. Food and Drug Administration (FDA). OXiGENE believes that ZYBRESTAT is poised to become the first therapeutic product in a novel class of small-molecule drug candidates called vascular disrupting agents (VDAs). Through interaction with vascular endothelial cell cytoskeletal proteins, ZYBRESTAT selectively targets and collapses tumor vasculature, thereby depriving the tumor of oxygen and causing death of tumor cells. In clinical trials in solid tumors, ZYBRESTAT has demonstrated potent and selective activity against tumor vasculature, as well as clinical activity against ATC, ovarian cancer and various other solid tumors. In clinical trials in patients with forms of macular degeneration, intravenously-administered ZYBRESTAT has demonstrated activity, and the Company’s objective is to develop a convenient and patient-friendly topical formulation of ZYBRESTAT for ophthalmological indications. OXiGENE is developing ZYBRESTAT for ophthalmology under the strategic drug development partnership it established with Symphony Capital in October 2008.
About OXi4503
OXi4503 (combretastatin A1 di-phosphate / CA1P) is a dual-mechanism vascular disrupting agent (VDA) that is being developed in clinical trials for the treatment of solid tumors. Like its structural analog, ZYBRESTAT™ (fosbretabulin / CA4P), OXi4503 has been observed to block and destroy tumor vasculature, resulting in extensive tumor cell death and necrosis. In addition, preclinical data indicate that OXi4503 is metabolized by oxidative enzymes (e.g., tyrosinase and peroxidases), which are elevated in many solid tumors and tumor white blood cell infiltrates, to an orthoquinone chemical species that has direct cytotoxic effects on tumor cells. Preclinical studies have shown that OXi4503 has (i) single-agent activity against a range of xenograft tumor models; and (ii) synergistic or additive effects when incorporated in various combination regimens with chemotherapy, molecularly-targeted therapies (including tumor-angiogenesis inhibitors), and radiation therapy. OXi4503 is currently being evaluated as a monotherapy in a Phase 1 dose-escalation trial in patients with advanced solid tumors. OXiGENE is developing OXi4503 under the strategic drug development partnership it established with Symphony Capital in October 2008.
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4Q, YE 2008 OXGN Results
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About OXiGENE
OXiGENE is a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases. The Company’s major focus is developing vascular disrupting agents (VDAs) that selectively disrupt abnormal blood vessels associated with solid tumor progression and visual impairment. OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and life-enhancing medicines to patients.
Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, the enrollment rate for patients in the ZYBRESTAT pivotal trial for anaplastic thyroid cancer, an interim analysis of the same, reporting of final results from the Phase 2 clinical trial of ZYBRESTAT in patients with platinum-resistant ovarian cancer, initiation of a Phase 1b clinical trial of OXi4503 in patients with hepatic tumors, presentation of preclinical data on OXi4503 in acute myeloid leukemia, initiation of a Phase 1b clinical trial of OXi4503 in acute myeloid leukemia, completion of enrollment in the ongoing Cancer Research United Kingdom sponsored Phase 1 clinical trial of OXi4503 in patients with advanced solid tumors, timing of reporting final data from the Phase 1 trial, timing and success of preclinical studies and initiation of a clinical trial of topical-route ZYBRESTAT, timing of reporting interim and final data from the Phase 2 clinical trial of ZYBRESTAT in NSCLC, initiation of a Phase 2 clinical trial of ZYBRESTAT for ophthalmology, administered intravenously, in a choroidal neovascularization indication, and timing or execution of a potential strategic collaboration on any product or indication or any other transaction. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE’s reports to the Securities and Exchange Commission, including OXiGENE’s reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.
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